Convera Reports Second Quarter Financial Results

VIENNA, Va.-- August 23, 2006--Convera Corporation (NASDAQ:CNVR ), a leading provider of search technologies for professional workers, today announced financial results for the three-month period ended July 31, 2006.

Revenue for the second quarter of fiscal 2007 totaled $3.3 million, a 58% decrease when compared to the year-ago quarter principally due to a decline in RetrievalWare license sales. Convera completed several contracts during the second quarter for its RetrievalWare enterprise search product, including a contract with an international intelligence agency within the quarter in excess of $1 million that has been recorded as deferred revenue until future contact obligations are met. No single transaction represented more than 10% of total revenues for the second quarter of fiscal 2007. Conversely, during the second quarter of fiscal 2006, there were two contracts with revenues aggregating $3.7 million collectively representing 47% of revenues in that period.


The net loss for the three-month period ended July 31, 2006 was $11.1 million, or $0.21 per share, compared to a net loss of $0.0 million, or $0.00 per share, for the comparable year-ago period. The increased net loss was influenced by stock option expenses related to the Company's adoption of FAS 123R and the transition from capitalization of Excalibur development costs to amortization of these costs. The combined net loss impact of these charges totaled $5.8 million.


Cash and investments as of July 31, 2006 totaled $57.6 million. The Company carries no debt.


Convera launched www.govmine.com during the second quarter of fiscal 2007, as part of its web indexing initiative. The search site allows government workers to form an online community which researches the vast information on the Internet. Convera was also awarded a three-year agreement to provide private-label Web search technology for the healthcare and entertainment sectors to All In One Solution (AIOSL), Inc., a Tokyo-based systems integrator and Web hosting firm .


"The relationship with All In One Solutions, the launching of our branded search site (www.govmine.com), and our partnership with United Business Media plc validates our strategy to expand into new industries, like business-to-business
(B2B) publishing. While we maintain a strong leadership position within the U.S. Federal Government, Convera will focus throughout fiscal 2007 on penetrating commercial verticals," stated, Patrick C. Condo, Convera's President and Chief Executive Officer.


The attached financial information compares the results of operations for the three-month period ended July 31, 2006 to the same period in 2005 and the balance sheet as of July 31, 2006 to the balance sheet as of January 31, 2006.

ABOUT  CONVERA
Convera is a leading provider of search technologies for professional workers. Convera has developed a unified product platform that makes sense of vast amounts of information--wherever it resides--across multiple data formats, languages and meanings. Based on proprietary technologies that extract relevant results from public and private data, Convera enables professionals to quickly retrieve exactly the information essential for action. Convera's search platform is delivered as a hosted service, software or a bundled hardware and software package. Government and business professionals in 40 countries rely on Convera search solutions to power a broad range of mission critical applications. For more information, contact Convera at 800-755-7005, via e-mail at info@convera.com or on the Web at www.convera.com

This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability of the Excalibur offering to achieve market acceptance; continued success in technological advances and development including the Excalibur Web offering; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. The Convera design logo and the following are worldwide trademarks of Convera: Convera(TM), RetrievalWare(R), and Screening Room(R). The names of actual companies and products mentioned herein may be the trademarks of their respective owners.


The condensed, consolidated statements of operations for the Company appear below and are presented in accordance with accounting principles generally accepted in the country-regionplaceUnited States. All amounts, except per share amounts, are expressed in thousands of US dollars.



                                                  THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                       JULY 31,                            JULY 31,

                                                   2006             2005            2006            2005
                                                   ----             ----            ----            ----
                                                (unaudited)     (unaudited)      (unaudited)     (unaudited)

REVENUES:
 License                                        $  1,077        $   5,230        $   3,371       $   7,417
 Services                                            425              590              953           1,430
 Maintenance                                       1,810            1,984            3,657           4,035
                                                ----------      ----------       ----------      ----------
TOTAL REVENUE                                      3,312            7,804            7,981          12,882
                                                ----------      ----------       ----------      ----------

EXPENSES:
Cost of Revenues
 License                                              372             167              902             597
 Services                                           2,222             814            4,538           1,642
 Maintenance                                          304             288              577             509
Sales and marketing                                 3,145           2,360            5,955           4,556
Research and product development                    3,922           1,420            7,940           3,074
General and administrative                          4,042           2,855            8,139           5,155
Restructuring charge                                  -               -                -               (56)
Amortization of capitalized R&D costs               1,016             -              2,030             -
                                                ----------      ----------       ----------      ----------
TOTAL EXPENSE                                      15,023           7,904           30,081          15,477
                                                ----------      ----------       ----------      ----------

OPERATING LOSS                                    (11,711)           (100)         (22,100)         (2,595)

Interest income (expense), net                        649              75            1,022             100

NET LOSS                                        $ (11,062)      $     (25)       $ (21,078)      $  (2,495)
                                                ==========      ==========       ==========      ==========


EARNINGS PER SHARE - BASIC & DILUTED            $   (0.21)      $   (0.00)       $   (0.41)      $   (0.06)
                                                ==========      ==========       ==========      ==========


WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - BASIC AND DILUTED           52,529          40,803           51,666          39,597
====================================================================================================================


The condensed, consolidated balance sheets for the Company appear below and are presented in accordance with accounting principles generally accepted in the country-regionplaceUnited States. All amounts are expressed in thousands of U.S. dollars.



  ASSETS                                            July 31, 2006       January 31, 2006
                                                  ------------------- -------------------
                                                    (unaudited)

  Current Assets:
     Cash and cash equivalents                   $     57,485          $    37,741

     Short term investments                               71                   71
     Accounts receivable, net                          5,280                4,364
     Prepaid expenses and other                        1,909                2,396
                                                  ------------------- -------------------
         Total current assets                          64,745               44,572


                                                       7,820                9,971
  Other assets, net

  Capitalized software development
     costs, net                                        5,075                7,102
  Goodwill and other intangible assets                 2,437                2,572
                                                  ------------------- -------------------
         Total assets                               $  80,077          $    64,217
                                                  =================== ===================

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Current Liabilities:
     Accounts payable                              $   1,932           $    1,367
     Accrued expenses                                  2,841                2,680
     Deferred revenues                                 4,542                3,931
     Current maturities of long-term debt                  -                1,283
                                                  ------------------- -------------------
         Total current liabilities                     9,315                9,261

     Other long-term liability                            -                 3,717
     Deferred revenues - long term                       290                  398
                                                  ------------------- -------------------

         Total liabilities                             9,605                13,376

  Shareholders' Equity                                 70,472               50,841
                                                  ------------------- -------------------

         Total liabilities and
         shareholders' equity


                                                    $  80,077          $    64,217
                                                  =================== ===================





CONTACT:
Convera Corporation
Matt Jones, 703-761-3700
mjones@convera.com